EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Hamid Shokrgozar	Michael Brod
	White Electronic Designs Corp.	White Electronic Designs Corp.
	602-437-1520	917-576-1043
	hamid@whiteedc.com	mbrod@whiteedc.com

     White Electronic Designs Announces Strong Second Quarter Fiscal 2003 Results

•	Net Sales of $28.6 Million

•	Basic EPS of $0.12

•	Bookings Totaled $31.3 Million Resulting in a Book-to-Bill Ratio of 1.1 to 1

•	Acquisition of Interface Data Systems, Inc. completed during the quarter

Phoenix, AZ. May 6, 2003 – White Electronic Designs Corporation (NASDAQ: WEDC) today reported results for the three months ended March 29, 2003.

Net sales for the second quarter of fiscal year 2003 were $28.6 million, up 29% from $22.2 million in the prior year’s second quarter, and up 21% sequentially from sales of $23.6 million in the immediately preceding quarter. The second quarter net sales included $5.1 million of net sales from Interface Data Systems (IDS), which was acquired by the Company on January 22, 2003.

Net income for the second quarter of fiscal 2003 was $2,470,000 or 12 cents basic earnings per share, up 86% from net income of $1,327,000 or 7 cents basic earnings per share in the prior year’s second quarter, and up 11% sequentially from net income of $2,230,000 or 11 cents basic earnings per share in the immediately preceding quarter.

“Our businesses delivered a solid performance for the quarter,” stated Hamid Shokrgozar, Chairman and CEO of White Electronic Designs. “We are also very pleased to report that our latest acquisition, Interface Data Systems, posted profit right from the start, and we are very happy with the results from our first two months of operations.”

“We are equally pleased with the performance of our sales teams, as our net bookings increased 19% sequentially to $31.3 million resulting in a positive Book-to-Bill ratio of 1.1 to 1, and resulting in a new record backlog of $54.5 million at the end of the second quarter fiscal 2003,” continued Mr. Shokrgozar. “Our microelectronics military products continued their strong performance, contributing $28.3 million, or 52%, of the total backlog at the end of the period.”

“Gross profit, overall for the Company in the quarter, reached $9.6 million, or a margin of 33.4 % of sales. This exceeded our expectations for the combined company after the IDS acquisition. Our operating income totaled 13% of sales, up 89% from the prior year’s second quarter, and up 15% sequentially from the immediately preceding quarter.”

Mr. Shokrgozar continued, “These combined results confirm the wisdom of our diversified business and product offering models. The recent surge in defense spending is expected to help us achieve long-term growth and continued success for our microelectronics business. We also believe our display business has long term potential, and we believe we will be ready to meet the demand created for our products because of the proliferation of enhanced display requirements in commercial and industrial applications. White Electronic Designs is working to continuously improve our operating efficiency. We expect to focus on leveraging IDS’ capabilities to grow system level sales, and provide additional products and solutions to our customers. We remain confident in our long-term performance, and optimistic about the future,” concluded Mr. Shokrgozar.

Balance Sheet Items

White Electronic Designs’ balance sheet continues to remain strong. William Rodes, Chief Accounting Officer, stated, “During the first six months of Fiscal 2003 we generated $9 million of cash from operating activities. We were able to use this cash to fund part of the purchase price for Interface Data Systems, and still keep our cash position over $11 million as of the end of March. During the quarter, we assumed $6.9 million of industrial revenue bonds from the IDS acquisition, which we retired and replaced with a $6.0 million term loan at a more favorable interest rate. We expect to continue to generate positive cash flow for the remainder of Fiscal 2003.”

“The acquisition of IDS also created $7.2 million of amortizable intangible assets mainly relating to the existing customer base and current technologies. These intangible assets will create a non-cash amortization expense of $1.0 million in Fiscal 2003, and approximately $633,000 in Fiscal 2004. The acquisition also created a goodwill asset of approximately $10 million, which is not subject to amortization,” concluded Mr. Rodes.

Microelectronic Segment Highlights

•	Net sales for the Microelectronic segment increased 32% to $14.9 million in the second quarter from $11.3 million for the prior year period driven by a 41% increase in shipments to military customers. Military products accounted for 70%, or approximately $10.4 million, of the total Microelectronic sales. Our sales to data communications customers and IDS’ electronics customers accounted for 19% and 11% of the total Microelectronic sales respectively.

•	Gross profit for the quarter increased to $6.6 million from $4.3 million for the same period in 2002, primarily due to the increase in microelectronic military product sales, favorable product mix, and the inclusion of IDS’ results.

•	Backlog at the end of the period for this segment totaled $34 million, or 62%, of the total company backlog. Military products accounted for approximately 82% of this segment’s backlog, and 52% of the total company backlog.

•	New orders received for this segment totaled $15.6 million, or approximately 50%, of the total new orders received for the entire corporation. Military products accounted for over 74% of this segment’s bookings, including the following awards:

•	Awarded an initial development order on the Joint Direct Attack Munition (JDAM)

•	Secured approximately $2 million of new awards on anti-tamper programs

•	Received a million dollar contract on the advanced medium range air-to-air missile (AMRAAM) program

•	Awarded a $2 million order to produce modules for the Sidewinder Missile (AIM-9X) program

•	Successfully completed prototype delivery of a high speed multichip module utilizing advanced BGA packaging techniques for F-16 Block 60 Fighter

Display Segment Highlights

•	Net sales for the Display segment increased 27% to $13.7 million in the second quarter from $10.8 million in the prior year period. This was primarily due to the additional sales generated from IDS interface products. IDS interface products accounted for 25% of the segment sales.

•	Gross profit for the quarter increased to approximately $3.0 million from $2.6 million for the same period in 2002, primarily due to the additional profit generated from the IDS acquisition.

•	Backlog at the end of the period for this segment totaled $20.5 million or approximately 38% of the total company backlog. IDS interface products accounted for $5.9 million or approximately 29% of this segment’s backlog.

•	New orders received for this segment totaled $15.7 million or approximately 50% of the total new orders received for the entire company. IDS interface products accounted for 34% of the new orders.

•	During the quarter we received our first new products design win for enhanced displays to be used for the automotive testing market. This new initial order totaled approximately $1.8 million for a portable, auto diagnostic application.

     Other key major bookings for the quarter included:

•	Enhanced displays for marine transportation totaling $2.7 million

•	Display module assemblies for medical applications totaling over $2.2 million

IDS Acquisition Update and Highlights

The integration of IDS is moving forward as expected with further improvement anticipated over the next twelve months.

•	Received multi-million dollar follow-on orders from a major appliance manufacturer

•	Obtained first manufacturing services contract for military systems through our military products group

•	Added international sales function to IDS to allow market penetration in Europe

•	Implemented positional strategy to integrate display, keypad and electronics to manufacture complete system products

White Electronic Designs Corporation designs, develops and manufactures innovative components and systems for high technology sectors in military, industrial, medical and commercial markets. White’s products include advanced semiconductor packaging of high-density memory products and state-of-the-art microelectronic multi-chip modules for military and defense industries; data and telecommunications markets; Anti-Tamper Resistant security coatings for mission-critical semiconductor components in defense and secure commercial applications; enhanced and ruggedized high-legibility flat-panel displays for commercial, medical, defense and aerospace systems; digital keyboard and touch-screen operator-interface systems; and electromechanical assemblies for OEM’s in commercial and military markets. White is headquartered in Phoenix, Arizona, and has design and manufacturing centers in Arizona, Massachusetts, Indiana, Ohio and Oregon. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website, www.whiteedc.com. To learn more about White Electronic Designs’ subsidiaries please visit their websites, www.Panelview.com & www.interfacedata.com.

Cautionary Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate” and other similar statements of expectation identify forward-looking statements and include statements relating to our optimism regarding the future of our business, our expectations regarding our ability to generate positive cash flow, expectations regarding defense spending, our expectations regarding the achievement of long-term growth, the continued success of the microelectronic business, the long-term potential and the proliferation and expected demand for enhanced display products and our belief that we will be ready to meet demand, our efforts to improve operating efficiency, our expectations regarding the ability to grow system level solution sales and additional products and solutions, the Company’s anticipation of our ability to further improve the integration of IDS’s technologies and capabilities into the Company, expectations regarding future sales, and expected future cash flows. These forward-looking statements speak only as of the date the statement was made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: difficulties associated with successfully integrating White’s and IDS’s businesses and technologies, reductions in demand for the Company’s products, the loss of a significant customer, the inability to procure required components, any further downturn in the high technology data and telecommunications industries, reductions in military spending or changes in the acquisition requirements for military products, the inability to develop, introduce and sell new products or the inability to develop and implement new manufacturing technologies, the ability to locate appropriate acquisition candidates, negotiate an appropriate purchase price, and integrate into the Company the people, operations, and products from acquired businesses, and changes or restrictions in the practices, rules and regulations relating to sales in international markets.

Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements are included in Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 28, 2002 and under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 28, 2002. You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

(in thousands of dollars, except share and per share data)

	Three months ended		Six months ended

	March 29, 2003	March 30, 2002	March 29, 2003	March 30, 2002

Net sales	$28,638	$22,155	$52,242	$43,520
Cost of sales	19,081	15,279	34,253	29,836

Gross Profit	$9,557	$6,876	$17,989	$13,684

Operating expenses:
Research and development	1,446	1,024	2,639	2,143
Selling, general and administrative	4,119	3,490	8,111	6,923
Amortization of goodwill	—	377	—	749
Amortization of intangible assets	277	21	299	42

Total operating expenses	5,842	4,912	11,049	9,857

Operating income	3,715	1,964	6,940	3,827
Interest expense	44	9	44	27
Interest income	(43)	(48)	(109)	(73)

Income before income taxes	$3,714	$2,003	$7,005	$3,873
Provision for income taxes	1,244	676	2,305	1,483

Net income	2,470	1,327	4,700	2,390

Basic net income per share	$0.12	$0.07	$0.23	$0.12
Basic weighted average common shares	20,573,810	19,733,310	20,341,265	19,671,335

Diluted net income per share	$0.11	$0.06	$0.22	$0.12
Diluted weighted average-common shares and equivalents	21,734,042	20,827,121	21,600,434	20,780,417

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	March 29,	September 28,
	2003	2002

	(Unaudited)
ASSETS
Current Assets Cash	$11,135	$12,097
Accounts receivable, less allowance for doubtful accounts of $656 and $626	20,309	14,916
Inventories, net	17,016	16,109
Prepaid expenses	1,209	575
Deferred income taxes	4,632	3,995

Total Current Assets	54,301	47,692
Property, plant and equipment, net	16,035	10,481
Deferred income taxes	—	3,122
Goodwill	16,493	6,516
Intangible assets, net	7,155	370
Other assets, net	265	185

Total Assets	$94,249	$68,366
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities Current portion, long-term debt	400	$—
Revolving line of credit	128	—
Accounts payable	6,868	6,037
Accrued salaries and benefits	2,523	2,344
Accrued expenses	7,880	3,842
Total Current Liabilities	17,799	12,223

Long-term debt	5,600	—
Accrued long-term pension liability	471	671
Deferred income tax liability	740	—
Other long term liabilities	716	702

Total Liabilities	25,326	13,596

Shareholders’ Equity	68,923	54,770

Total Liabilities and Shareholders’ Equity	$94,249	$68,366

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOW
(UNAUDITED)
(In thousands of dollars)

	Six months ended

	March 29,	March 30,
	2003	2002

Net cash provided by operating activities	$9,016	$5,533

INVESTING ACTIVITIES:
Acquisition of property, plant & equipment	(1,018)	(3,764)
Cash paid in acquisition, net of cash acquired	(8,391)	—

Net cash used in investing activities	(9,409)	(3,764)

FINANCING ACTIVITIES:
Borrowings on line of credit	6,128	—
Repayments on line of credit	(6,000)	—
Borrowings under long-term debt	6,000	1,958
Retirement of long-term debt	(6,941)	(1,519)
Issuance of common stock	244	1,259

Net cash provided by/(used in) financing activities	(569)	1,698

Net change in cash	$(962)	$3,467
Cash at beginning of year	12,097	5,032

Cash at end of quarter	$11,135	$8,499

NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of common stock, and common stock options, for acquisition of Interface Data Systems, Inc.	$9,072	—
Issuance of common stock relating to the aquisition of Panelview, Inc.	—	$128